Exhibit No. 99
UNITED RETAIL GROUP RETIREMENT SAVINGS PLAN
December 31, 2006 and 2005

Page
Report of Independent Registered Public Accounting Firm	2

Statements of Net Assets Available for Benefits	3

Statements of Changes in Net Assets Available for Benefits	4

Notes to Financial Statements	5 - 12

Supplemental Information

Schedule of Assets Held for Investment Purposes	13

Report of Independent Registered Public Accounting Firm
To the Board of Directors of United
Retail Group, Inc. and the Plan
Administrator of the United Retail
Group Retirement Savings Plan
We have audited the accompanying statements of net assets available for benefits of the United Retail Group Retirement Savings Plan (the “Plan”) as of December 31, 2006 and 2005, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2006 and 2005, and the changes in net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes at December 31, 2006 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.
AMPER, POLITZINER & MATTIA, P.C.
June 19, 2007
Bridgewater, New Jersey

2

UNITED RETAIL GROUP RETIREMENT SAVINGS PLAN
Statements of Net Assets Available for Benefits
December 31,

	2006	2005
Assets
Investments, at fair value	$14,040,358	$13,374,817
Participant loans	617,366	466,049

Total investments	14,657,724	13,840,866

Contributions receivable
Participants	13,666	11,106
Employer	3,477	3,002

Total receivables	17,143	14,108

Total assets	$14,674,867	$13,854,974

Liabilities
Accrued expenses	12,878	14,318

Total Liabilities	12,878	14,318

Net assets at fair value	$14,661,989	$13,840,656

Add: Adjustment from fair value to contract value for fully benefit-responsive investment contracts	66,342	—

Net assets available for benefits	$14,728,331	$13,840,656

See accompanying notes to financial statements.

UNITED RETAIL GROUP RETIREMENT SAVINGS PLAN
Statements of Changes in Net Assets Available for Benefits
For the Years Ended December 31,

	2006	2005
Additions to net assets attributed to
Investment income
Interest and dividends	$495,500	$426,779
Net appreciation in fair value of investments	1,032,348	2,552,778

	1,527,848	2,979,557

Contributions
Employer contributions due	196,634	219,702
Forfeitures applied	(12,700)	(19,712)

Employer	183,934	199,990
Participants	703,447	771,669
Rollovers	30,592	6,918

Total additions	917,973	978,577

	2,445,821	3,958,134

Deductions from net assets attributed to
Distributions to participants	1,473,317	1,068,893
Administrative expenses	84,829	53,198

Total deductions	1,558,146	1,122,091

Net increase	887,675	2,836,043

Net assets available for benefits — beginning	13,840,656	11,004,613

Net assets available for benefits — ending	$14,728,331	$13,840,656

See accompanying notes to financial statements.

UNITED RETAIL GROUP RETIREMENT SAVINGS PLAN
Notes to Financial Statements
Note 1 — Description of the Plan
General
The United Retail Group Retirement Savings Plan (the “Plan”) is a defined contribution plan covering certain union and non-union employees of United Retail Group, Inc. and its affiliates, United Retail Holding Corporation, United Retail Incorporated, United Retail Logistics Operations and Cloudwalkers, Inc. (the “Company” or the “Employer”), who are at least 21 years of age and have completed 1,000 or more hours of service during their first consecutive 12 months of employment or any calendar year beginning in or after their first consecutive 12 months of employment. A certain group of employees of the Employer who are covered by a specific collective bargaining agreement are not eligible to participate in the Plan.
A committee, the members of which are appointed by the Board of Directors of the Employer, administers the Plan.
The following description of the Plan provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”) as amended.
Participant Contributions
A participant may elect to make a voluntary tax-deferred contribution of 1% to 25% of his or her annual compensation up to the maximum permitted by the Internal Revenue Code, adjusted annually. Participant contributions may be limited for highly compensated employees by Internal Revenue Service (“IRS”) non-discrimination rules.
Administrative expenses of the Plan will be allocated to participants’ accounts, unless the Employer elects to pay any or all of such costs. Although not mentioned in the Plan document, the Plan operates under a decision by the committee that expenses paid by the Plan will not exceed .25% of the net value of the Plan assets valued as of the last day of each quarter.
The Plan allows participants to direct the investment of their contributions and the related Employer’s matching contributions among several investment funds.
Employer Contributions
The Employer matches 50% of the first 3% of a participant’s voluntary contributions. To the extent participant contributions are limited by IRS non-discrimination rules, employer contributions may be limited as well.
Vesting
A participant is fully and immediately vested for voluntary and rollover contributions and is credited with a year of vesting service in the Employer’s contributions for each Plan year that they are credited with at least 500 hours of service. A summary of vesting percentages in the Employer’s contributions follows:

UNITED RETAIL GROUP RETIREMENT SAVINGS PLAN
Notes to Financial Statements

Note 1 —	Description of the Plan (continued) Vesting (continued)

Years of Service	Percentage
Less than 2 years	0%
2 years	20%
3 years	40%
4 years	60%
5 years	80%
6 years or more	100%
Forfeitures
Forfeitures are used to reduce the Employer’s required contributions or to pay administrative expenses.
Payment of Benefits
The full value of participants’ accounts becomes payable upon retirement, disability, or death. Upon termination of employment for any other reason, participants’ accounts, to the extent vested, become payable. Participants will receive the benefit to which they are entitled in the form of a (1) lump-sum cash distribution, with those participants holding shares of employer securities having the option of receiving shares for all or part of the portion of their account invested in employer securities; (2) if eligible, a payment directly to an eligible retirement plan specified by the participant; or (3) if the account balance is greater than $1,000 and the participant has attained age 70 1/2, cash installments over a period not extending beyond the life expectancy of the participant or the joint and last survivor life expectancies of the participant and a designated beneficiary. Those participants with vested account balances more than $1,000 have the option of leaving their accounts invested in the Plan until age 70 1/2.
Participants may make in-service withdrawals of all vested amounts if they have attained the age of 59 1/2.
Note 2 — Summary of Significant Accounting Policies
Basis of Presentation
The Plan’s financial statements have been prepared on the accrual basis of accounting.
Use of Estimates
The Plan prepares its financial statements in conformity with accounting principles generally accepted in the United States of America, which requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits at the date of the financial statements and the changes in net assets available for benefits during the reporting period and, when applicable, disclosures of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

UNITED RETAIL GROUP RETIREMENT SAVINGS PLAN
Notes to Financial Statements
Note 2 — Summary of Significant Accounting Policies (continued)
New Pronouncement
As described in Financial Accounting Standards Board Staff Position, FSP AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans (the FSP), investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the plan. As required by the FSP, the Statement of Net Assets Available for Benefits presents the fair value of the investment contracts as well as the adjustment of the fully benefit-responsive investment contracts from fair value to contract value. The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis.
Investment Valuation and Income Recognition
Mutual funds are stated at fair value as determined by quoted market prices, which represents the net asset value of shares held by the Plan at year-end. The DWS Stable Value Fund is valued at contract value as described above. Common stock is valued as determined by quoted market price.
Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.
Net realized and unrealized gains and losses are recorded in the accompanying statements of changes in net assets available for benefits as net appreciation or depreciation in fair value of investments.
Brokerage fees are added to the acquisition costs of assets purchased and subtracted from the proceeds of assets sold.
Mutual Fund Fees
Underlying investments in mutual funds are subject to sales charges in the form of front-end loads, back-end loads or 12b-1 fees. 12b-1 fees, which are ongoing fees allowable under Section 12b-1 of the Investment Company Act of 1940, are annual fees deducted to pay for marketing and distribution costs of the funds. These fees are deducted prior to the allocation of the Plan’s investment earnings activity and thus not separately identifiable as an expense.
Benefit Payments
Benefits are recorded when paid.

UNITED RETAIL GROUP RETIREMENT SAVINGS PLAN
Notes to Financial Statements
Note 3 — Participant Loans
Participants are permitted to borrow from their account the lesser of $50,000 or 50% of the vested balance of their account with a $1,000 minimum for a term of not more than five years with repayment made from payroll deductions. All loans become due and payable in full upon a participant’s termination of employment with the Employer. The borrowing constitutes a separate earmarked investment of the participant’s account. Interest on the borrowing is based on a formula using the published prime rate on the date of application.
Note 4 — Tax Status
The Plan obtained its latest determination letter on July 15, 2003 in which the Internal Revenue Service stated that the Plan was in compliance with the applicable requirements of the Internal Revenue Code (the “Code”). The Plan has been amended since receiving the determination letter. However, the Plan administrator believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code.
Note 5 — Investments
Investments that represent 5% or more of the Plan’s net assets as of December 31, 2006 and 2005 are as follows:

	2006	2005
United Retail Group, Inc. Common Stock	$3,319,926	$3,646,781
DWS Equity Partners Fund-A	2,267,661
DWS Stable Value (at contract value)	2,211,366
MFS Total Return Fund-Class A	2,144,275
Baron Growth Fund	1,611,559	1,419,645
American Funds EuroPacific Growth Fund-R3	881,183
DWS U.S. Treasury Money Fund		2,259,774
DWS Total Return Fund-S		1,349,547
DWS Growth and Income Fund		2,036,681
Templeton Foreign Fund		736,098
Effective January 3, 2006 DWS Stable Value replaced DWS U.S. Treasury Money Fund, DWS Total Return Fund-S was mapped to MFS Total Return Fund-Class A, and DWS Equity Partners Fund-A replaced DWS Growth and Income Fund. Effective December 29, 2006 the American Funds EuroPacific Growth Fund replaced the Templeton Foreign Fund.

UNITED RETAIL GROUP RETIREMENT SAVINGS PLAN
Notes to Financial Statements
Note 5 — Investments (continued)
The personal access accounts (self-directed brokerage accounts) shown on the attached supplemental schedule consisted of the following at December 31:

	2006	2005
Cash and cash equivalents
SSGA Money Market Fund	$159,709	$44,110

Employer stock
United Retail Group, Inc. (1)	—	2,200,692

Equities
Exxon Mobil Corp.	25,449	18,294
American Express	21,533	18,082
Restoration Hardware, Inc.	17,020	30,100
Altria Group, Inc.	16,165	13,475
Ameriprise Finl Inc.	3,862	2,878
Sirius Satellite Radio, Inc.	3,717	7,035
Time Warner, Inc.	3,545	2,806
Emagin Corp.	2,798	15,333
Bebe Stores Inc.	—	28,060
Wet Seal Inc. Cl. A	—	35,520

	$253,798	$2,416,385

(1)	In 2006, 167,353 shares of United Retail Group, Inc. stock were transferred out of the personal access accounts into the United Retail Group, Inc. stock fund.
The Plan’s investments (including investments bought, sold and held during the year) appreciated in value during 2006 and 2005 as follows:

	2006	2005
Investments at fair value as determined by quoted market price:
Shares of registered investment companies	$668,678	$32,703
United Retail Group, Inc. common stock	332,357	2,516,305
Various common stock	31,313	3,770

	$1,032,348	$2,552,778

UNITED RETAIL GROUP RETIREMENT SAVINGS PLAN
Notes to Financial Statements
Note 6 — Fully Benefit-Responsive Investment Contract
DWS Stable Value Fund (the “Trust”) is a collective investment trust. At December 31, 2006, and for the period then ended, the Trust invested 100% of its portfolio in the Pyramid Stable Value Portfolio Fund (the “Fund”), an affiliated entity. The Plan did not hold a stable value investment at December 31, 2005.
The Fund is invested in one or more agreements, collectively referred to as “general account guaranteed investment contracts” (“GICs”) issued by banks, insurance companies or other financial institutions. The Fund may also invest in one or more
“separate account guaranteed investment contracts” or in a portfolio of marketable fixed income securities and other financial instruments in order to provide book value liquidity for portfolio securities sold to make participant-directed withdrawals.
The average yield earned for the Trust for the year ended December 31, 2006 was 5.49%. The average yield with an adjustment to reflect the actual interest rate credited to participants for the Trust for the year ended December 31, 2006 was 4.79%.
There are certain employer initiated events which could limit the ability of the Plan to transact at contract value with the issuer. Examples of these employer initiated events include:
(1)	Plan’s failure to qualify under the Internal Revenue Code of 1986 as amended

(2)	Full or partial termination of the Plan

(3)	Involuntary termination of employment as a result of a corporate merger, divestiture, spin-off, or other significant business restructuring, which may include early retirement incentive programs or bankruptcy

(4)	Changes to the administration of the Plan which decreases employee or employer contributions, the establishment of a competing Plan by the plan sponsor, the introduction of a competing investment option, or other plan amendment that has not been approved by the contract issuer

(5)	Dissemination of a participant communication that is designed to induce participants to transfer assets from the stable value option

(6)	Events resulting in a material and adverse financial impact on the contract issuer, including changes in the tax code, laws or regulations.

(7)	Certain Plan level withdrawals or participant-directed withdrawals that are deemed not normal, as defined.
The Company does not believe that the occurrence of any such event which would limit the Plan’s ability to transact at contract value with participants is probable.
The Fund’s Management is not aware of any events that would be deemed to be probable at December 31, 2006. No change in valuation has occurred to any contract due to a change in the contract’s benefit-responsive status.
Issuers cannot terminate the wrapper contracts unless there is a breach of the contract on the manager’s part. Actions that would lead to a breach (after the relevant cure period), include, but would not be limited to, material misrepresentation, failure to pay wrapper fees, or failure to adhere to investment guidelines.

UNITED RETAIL GROUP RETIREMENT SAVINGS PLAN
Notes to Financial Statements
Note 6 — Fully Benefit-Responsive Investment Contract (continued)
There are no reserves against contract value for credit risk of the contract issuer or otherwise.
Note 7 — Party-in-Interest Transactions
The Plan’s investments are held by DWS Trust Company, who manages certain mutual funds in which the Plan invests, thus these transactions qualify as party-in-interest transactions.
Note 8 — Plan Termination
Although the Employer has not expressed any intent to do so, the Employer has the right under the Plan to discontinue their contributions at any time. United Retail Group, Inc. has the right at any time, by action of its Board of Directors, to terminate the Plan subject to the provisions of ERISA. Upon Plan termination or partial termination, participants will become fully vested in their accounts.
Note 9 — Risks and Uncertainties
The Plan provides for investment options in employer securities and mutual funds. Investment securities are exposed to various risks, such as interest rate, market and credit risk. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits and the statements of changes in net assets available for benefits.
Note 10 — Reconciliation of Financial Statements to Form 5500
Loans to participants per the statement of net assets available for benefits differs from loans to participants per the Form 5500 as of December 31, 2006, because certain conditions apply to certain loans which cause the loans to be reported as a deemed distribution for tax purposes. These loans are properly reported as a Plan asset for financial statement purposes as determined by the written terms of the Plan document, related Plan policies and procedures and the loan document. The distributions per the statement of changes in net assets available for benefits differs from the distributions per Form 5500 because these loans were deemed distributed for tax purposes during the current year.

UNITED RETAIL GROUP RETIREMENT SAVINGS PLAN
Notes to Financial Statements
Note 10 — Reconciliation of Financial Statements to Form 5500 (continued)
The following is a reconciliation of net assets available for benefits per the financial statements to Form 5500 as of December 31, 2006:

2006
Net assets available per the financial statements	$14,728,331
Less: Participant loan amounts deemed distributed for tax purposes	(15,528)

Net assets available for benefits per Form 5500	$14,712,803

The following is a reconciliation of total deductions per the financial statements to Form 5500 for the year ended December 31, 2006:

2006
Total deductions from net assets per the financial statements	$1,558,146
Add: Current year participant loans deemed distributed for tax purposes	15,528

Total deductions from net assets per Form 5500	$1,573,674

UNITED RETAIL GROUP RETIREMENT SAVINGS PLAN
Employer Identification No. 51-0303670, Plan No. 003
Schedule H, Line 4i
Schedule of Assets Held for Investment Purposes
December 31, 2006

(a)	(b)	(c)	(e)
	Identity of Issue,	Description of Investment Including
	Borrower, Lessor	Maturity Date, Rate of Interest,	Current
	or Similar Party	Collateral, Par or Maturity Value	Value
*	United Retail Group, Inc. Stock Fund	Common stock, 236,799 shares	$3,319,926

*	DWS Stable Value	Collective Investment Trust, 2,211,366 shares	2,211,366

	T Rowe Growth Stock-Adv	Mutual fund, 654 shares	20,528

	Pimco Total Return-Admin	Mutual fund, 37,626 shares	390,556

	Baron Growth Fund	Mutual fund, 32,309 shares	1,611,559

	American Funds EuroPacific Growth Fund-R3	Mutual fund, 19,198 shares	881,183

*	DWS Equity Partners Fund-A	Mutual fund, 71,852 shares	2,267,661

*	DWS S&P 500 Index Fund, Class S	Mutual fund, 22,672 shares	426,464

*	DWS Dreman High Return Equity Fund, Class A	Mutual fund, 6,662 shares	342,007

	MFS Total Return Fund, Class A	Mutual fund, 132,526 shares	2,144,275

	Federated Mid Cap Index Fund	Mutual fund, 10,347 shares	237,377

	Self directed brokerage/personal access accounts	Various equities	253,798

	Participant loans	Interest from 4% to 8.25%	601,838

			$14,708,538

*	Party-in-interest to the Plan.
See accompanying report of independent registered public accounting firm